Exhibit 4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 15, 2005 with respect to the financial statements of Virginia Gold Mines Inc. included in this Annual Report on Form 40-F for the nine months ended February 28, 2005 and each of the two years ended May 31, 2004 and 2003, filed with the U.S. Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
City of Québec, Québec, Canada

April 15, 2005